JPMorgan Funds - J.P. Morgan Mutual Fund Group
Rule 10f-3 Transactions
For the period from March 1, 2011 to August 31, 2011

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Short Term Bond Fund II
Trade Date 3/7/2011
Issuer DIRECTV Holdings LLC and DIRECTV Financing Co. (DTV 3.50%
March 1, 2016)
Cusip 25459HAY
Bonds 45,000
Offering Price $99.811
Spread 0.35%
Cost $44,915
Dealer Executing Trade Morgan Stanley and Company
% of Offering  purchased by firm 2.85%
Syndicate Members Barclays Capital, Credit Suisse, Morgan Stanley, UBS
Securities, BBVA Securities, Citigroup Global Markets, Credit
Agricole, Deutsche Bank, Goldman Sachs, HSBC Securities, JPMorgan,
Merrill Lynch Pierce fenner & Smith, Mitsubishi UFJ Securities, Mizuho
Securities, Santander Investment Securities, US Bancorp
Fund JPMorgan Short Term Bond Fund II
Trade Date 5/16/2011
Issuer Texas Instruments Inc (TXN 2.375% May 16,2016)
Cusip 882508AR
Bonds 34,000
Offering Price $99.893
Spread 0.35%
Cost $33,964
Dealer Executing Trade Morgan Stanley and Company
% of Offering  purchased by firm 1.00%
Syndicate Members Citigroup Global Markets, JPMorgan, Merrill Lynch
Pierce Fenner & Smith, Morgan Stanley, Barclays Capital BNP Paribas,
Mitsubishi UFJ Securities, Mizuho Securities, Williams Capital